CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-112150, 333- 109750, 333-109785, 333-89364, 333-73766 and 333-140543), Form S-8 (File No. 333-64618), and Form S-1 (File No. 333-122717, 333-121775, 333-117268, and 333-129239) of Multiband Corporation and subsidiaries of our report dated March 23, 2007, which appears in this annual report on Form 10-K for the year ended December 31, 2006.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.”

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
April 2, 2007